Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf (314) 275-3680 jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2011

Summary:

•	Fourth quarter EBITDA of $43.1 million

•	Full-year EBITDA of $176.7 million, up 25 percent over the prior year

•	More than 3 million tons of metallurgical coal booked during the quarter

•	Sales volume for 2012 expected to be between 27 and 29 million tons, including 7.0 to 7.8 million met tons

•	Big Mountain thermal coal complex idled effective immediately

ST. LOUIS, February 2 – Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter and year ended December 31, 2011. For the 2011 fourth quarter, the Company reported revenues of $603.9 million and EBITDA of $43.1 million. Revenues and EBITDA for the year-ago quarter were $528.2 million and $42.8 million, respectively. For the year, the Company reported revenues of $2.4 billion and EBITDA of $176.7 million. Revenues and EBITDA for 2010 were $2.0 billion and $141.9 million, respectively. EBITDA for 2011 increased 25 percent over the prior year.

“Our 2011 financial performance improved over the prior year, and we made progress in a number of key areas that will contribute to more predictable performance in the future. Improvements included strengthening our operating management team, upgrading equipment and ramping up our export thermal sales,” commented Patriot President and Chief Executive Officer Richard M. Whiting. “Headwinds created by low natural gas prices, mild weather, and weaker international and domestic economies impacted coal markets during the year, and market weakness continues as we enter 2012. In the near term, our management team will focus on our detailed operating plans, emphasizing swift decisions and solid execution.”

“Metallurgical coal demand has trended downward in recent weeks, particularly in export markets,” added Whiting. “As previously announced, we have taken actions to match our met production with expected sales volume. We are reducing production at both our Rocklick and Wells complexes, with particular emphasis on higher-cost operations, and delaying certain of our met expansion plans.”

“Likewise, given our view that the domestic thermal coal market is likely to remain depressed for an extended period, we have conducted a rigorous review of our Central Appalachia thermal mine portfolio,” continued Whiting. “As a result, we made the decision to idle the Big Mountain complex in Boone County, West Virginia, effective today. Big Mountain produced 1.8 million tons of thermal coal in 2011. This decision effectively positions Patriot with no remaining uncommitted Appalachia thermal coal in 2012.”

“As we have previously stated, our modular mine portfolio allows us the versatility to dial production up or down in a timely manner in response to market conditions,” noted Whiting. “Looking forward, we believe Patriot and our stockholders are best served by leaving our high-quality coals in the ground until demand for these products strengthens.”

Financial Overview

“Patriot delivered solid financial results in 2011, as we achieved higher pricing and expanded our met coal volume. Our revenues grew by $400 million in 2011, led by strong met pricing. And our EBITDA for the year increased 25 percent over last year,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “Importantly, our EBITDA has shown steady improvement each year since we became a public company.”

Revenues in the 2011 fourth quarter were $603.9 million, compared with $528.2 million in the prior-year quarter. Higher revenues in the 2011 quarter resulted from higher selling prices, which increased $10.72 per ton. Revenues for 2011 year were $2.4 billion, 18 percent higher than the $2.0 billion reported in 2010. Similarly, higher revenues for the year were primarily attributable to significantly higher selling prices.

Sales in the fourth quarter totaled 7.6 million tons, including 5.8 million tons of thermal and 1.8 million tons of metallurgical coal. This compares with 6.0 million tons of thermal and 1.7 million tons of met coal sold in the year-ago quarter. Full-year 2011 sales volume of 31.1 million tons was comparable with the 30.9 million tons sold in 2010. Met coal sales in 2011 totaled 7.4 million tons, a 0.5 million ton increase over 2010.

EBITDA in the 2011 fourth quarter was $43.1 million, compared with $42.8 million reported in the same quarter of 2010. Higher average selling prices in 2011 were offset by higher per-ton costs. EBITDA for 2011 totaled $176.7 million, $34.9 million higher than reported in 2010.

“Our fourth quarter EBITDA included a gain of $18.8 million on a reserve swap in which we acquired 35 million tons of coal reserves at our Highland and Dodge Hill complexes,” continued Schroeder. “We also incurred unusual charges that reduced fourth quarter EBITDA by $11 million, including $5 million to settle certain retiree healthcare benefit obligations at a closed facility and $6 million related to a vendor contract.”

Asset retirement obligation expense included a $7.5 million accrual for a settlement that provides a comprehensive framework for compliance with selenium requirements across the Company’s properties going forward.

A restructuring and impairment charge of $13.2 million in the 2011 fourth quarter related primarily to infrastructure and reserves impacted by mine closure decisions made in the fourth quarter.

Credit and Capital

As of December 31, 2011, the Company had available liquidity of $415 million, with a cash balance of $194 million and no borrowings on its revolving credit facility or its receivables securitization program. During the quarter, Patriot paid $28 million to purchase the Blue Creek preparation plant and associated infrastructure which had previously been leased.

In line with previously announced estimates, capital expenditures totaled $54.9 million in the 2011 fourth quarter and $174.7 million for the year. Additionally, leased equipment totaled $19.1 million in the fourth quarter and $113.7 million for the year. For 2012, Patriot expects capital expenditures in the range of $160 to $180 million.

Safety

Maintaining a safe workplace is Patriot’s top operational priority. In 2011, Patriot again achieved record safety results, with an incidence rate of 2.73 per 200,000 hours worked. This compares very favorably with the national average industry rate for all coal mines of 3.61 and with the Company’s safety incidence rate of 3.53 in 2010.

During the year, Patriot’s mine rescue teams achieved outstanding results, including nine first-place awards at the 2011 National Mine Rescue Contest sponsored by the U.S. Department of Labor. Additionally, the Company’s safety program was recognized with six awards during the year, including a prestigious Mountaineer Guardian Safety Award.

Market Overview

The demand for metallurgical coal used in the production of steel is dependent on the strength of global economies. In the near term, concerns over the pace of growth in China, the European financial crisis and the strength of the U.S. recovery have caused downward pressure on steel demand. Even with these short-term concerns, U.S. coke plants are running near capacity and global steel mill percentage utilization remains in the mid-70s.

For thermal coal, uncertainty over the U.S. economy and environmental regulations, weak natural gas prices and mild weather have led to reduced coal-fueled generation and coal pricing. While implementation of the Cross-State Air Pollution Rule has been delayed by the courts, the future outcome of this rule remains unknown, as does the timeframe for compliance.

Although both met and thermal markets are currently challenged, long-term fundamentals in coal markets remain intact. Seaborne metallurgical coal demand is expected to grow by more than 170 million tonnes to 428 million tonnes by 2020, which is nearly 70 percent higher than the 2011 level. At the same time, seaborne thermal coal demand is expected to grow by 200 million tonnes, or more than 25 percent, to over 950 million tonnes by 2020.

“In thermal markets, we believe that while the domestic market will remain depressed for some time, international markets will present profitable export opportunities in the future for Eastern U.S. coals,” added Whiting. “In metallurgical markets, even with weakened global economies, current pricing remains high by historical standards. As economies strengthen and demand returns, we see excellent potential for met coal margin expansion.”

Outlook

For 2012, Patriot currently anticipates sales volume in the range of 27 to 29 million tons, including met coal sales of 7.0 to 7.8 million tons. Based on this volume, the Company expects cost per ton for the Appalachia segment to be between $72 and $78. For the Illinois Basin segment, Patriot expects cost per ton for 2012 to be in the $42 to $46 range. These cost estimates will be influenced by any further modifications to planned production that occur as the year and markets progress.

“Since the last earnings call, we sold more than 3 million tons of metallurgical coal for 2012 delivery. About three-fourths of these tons were Panther-type quality, resulting in an average price of $135 per ton for new met tons booked,” concluded Schroeder. “We also sold about 700,000 tons of Illinois Basin coal for 2012 delivery, at an average selling price of $50 per ton. And we sold about 250,000 tons of Appalachian thermal coal for 2012 delivery, at an average selling price of $80 per ton, of which about half related to industrial stoker business.”

Patriot aggressively sold thermal coal for 2012 delivery to European markets throughout 2011, and expects thermal exports in 2012 of approximately 7 million tons, or nearly twice the Company’s thermal exports in 2011.

Average selling prices of currently priced tons for 2012 and 2013 are as follows:

	2012		2013
(Tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia—thermal	13.4	$65	5.1	$67
Illinois Basin—thermal	6.6	$50	3.9	$50
Appalachia—met	5.3	$144	0.0	NA

Total	25.3		9.0

Conference Call

Management will hold a conference call to discuss the 2011 fourth quarter and annual results on February 2, 2012, at 10:00 a.m. Central Time. The conference call can be accessed through the Patriot Coal website at www.patriotcoal.com or by dialing 800-398-9386. International callers can dial 612-332-0523 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 235555.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 13 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

# # # # #

Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended December 31, 2011 and 2010

(In thousands, except share and per share data)

	Three Months Ended December 31,
	2011	2010
Tons sold	7,643	7,720

Revenues
Sales	$599,835	$523,185
Other revenues	4,092	4,994

Total revenues	603,927	528,179
Costs and expenses
Operating costs and expenses	566,166	478,842
Depreciation, depletion and amortization	48,236	43,330
Asset retirement obligation expense	19,653	9,893
Sales contract accretion	(9,215)	(31,505)
Restructuring and impairment charge	13,234	169
Selling and administrative expenses	13,515	13,953
Net gain on disposal or exchange of assets	(18,753)	(3,140)
Income from equity affiliates	(139)	(4,293)

Operating income (loss)	(28,770)	20,930
Interest expense and other	9,637	16,640
Interest income	(75)	(3,012)

Income (loss) before income taxes	(38,332)	7,302
Income tax provision (benefit)	(11)	22

Net income (loss)	$(38,321)	$7,280

Weighted average shares outstanding
Basic	91,388,664	90,959,138
Effect of dilutive securities	—	877,072

Diluted	91,388,664	91,836,210

Earnings (loss) per share, basic and diluted	$(0.42)	$0.08

EBITDA	$43,138	$42,817

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2011 and 2010

(In thousands, except share and per share data)

	Year Ended December 31,
	2011	2010
	(Unaudited)
Tons sold	31,126	30,864

Revenues
Sales	$2,378,260	$2,017,464
Other revenues	24,246	17,647

Total revenues	2,402,506	2,035,111
Costs and expenses
Operating costs and expenses	2,213,124	1,900,704
Depreciation, depletion and amortization	186,348	188,074
Asset retirement obligation expense	81,586	63,034
Sales contract accretion	(55,020)	(121,475)
Restructuring and impairment charge	13,657	15,174
Selling and administrative expenses	52,907	50,248
Net gain on disposal or exchange of assets	(35,557)	(48,226)
Income from equity affiliates	(4,709)	(9,476)

Operating loss	(49,830)	(2,946)
Interest expense and other	65,533	57,419
Interest income	(246)	(12,831)

Loss before income taxes	(115,117)	(47,534)
Income tax provision	372	492

Net loss	$(115,489)	$(48,026)

Weighted average shares outstanding, basic and diluted	91,321,931	90,907,264

Loss per share, basic and diluted	$(1.26)	$(0.53)

EBITDA	$176,741	$141,861

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)

For the Three Months Ended December 31, 2011 and 2010

	Three Months Ended December 31,
	2011	2010
Tons Sold (In thousands)
Appalachia Mining Operations	5,880	6,011
Illinois Basin Mining Operations	1,763	1,709

Total	7,643	7,720

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$523,875	$452,201
Illinois Basin Mining Operations	75,960	70,984
Appalachia Other	4,092	4,994

Total	$603,927	$528,179

Revenues per Ton—Mining Operations
Appalachia	$89.09	$75.23
Illinois Basin	43.09	41.54
Total	78.49	67.77

Operating Costs per Ton—Mining Operations (1)
Appalachia	$72.95	$59.74
Illinois Basin	45.16	41.48
Total	66.55	55.70

Segment Adjusted EBITDA per Ton—Mining Operations (2)
Appalachia	$15.54	$15.49
Illinois Basin	(6.26)	0.06
Total	10.51	12.07

	Dollars in thousands
Third-Party Settlements (1)(2)	$10,920	$—

Past Mining Obligation Expense	45,477	43,244

Capital Expenditures	54,915	28,390

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations. In addition, in the fourth quarter of 2011 we excluded third-party settlements from operating costs per ton. The amount excluded from operating costs per ton for the three months ended December 31, 2011 was $0.60 for Appalachia and $4.19 for Illinois Basin.
(2)	Segment Adjusted EBITDA includes the third-party settlement amounts.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)

For the Year Ended December 31, 2011 and 2010

	Year Ended December 31,
	2011	2010
Tons Sold (In thousands)
Appalachia Mining Operations	23,861	24,276
Illinois Basin Mining Operations	7,265	6,588

Total	31,126	30,864

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$2,066,639	$1,741,430
Illinois Basin Mining Operations	311,621	276,034
Appalachia Other	24,246	17,647

Total	$2,402,506	$2,035,111

Revenues per Ton—Mining Operations
Appalachia	$86.61	$71.73
Illinois Basin	42.89	41.90
Total	76.41	65.37

Operating Costs per Ton—Mining Operations (1)
Appalachia	$71.06	$59.22
Illinois Basin	43.54	41.70
Total	64.64	55.49

Segment Adjusted EBITDA per Ton—Mining Operations (2)
Appalachia	$15.40	$12.51
Illinois Basin	(1.67)	0.20
Total	11.42	9.88

	Dollars in thousands
Third-Party Settlements (1)(2)	$10,920	$—

Past Mining Obligation Expense	180,109	173,736

Capital Expenditures	174,713	122,989

(1)	Operating costs are the direct costs of our mining operations, including income from equity affiliates, and excluding costs for past mining obligations. In addition, in the fourth quarter of 2011 we excluded third-party settlements from operating costs per ton. The amount excluded from operating costs per ton for the year ended December 31, 2011 was $0.15 for Appalachia and $1.02 for Illinois Basin.
(2)	Segment Adjusted EBITDA includes the third-party settlement amounts.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets

December 31, 2011 and 2010

(Dollars in thousands)

	December 31, 2011		December 31, 2010
	(Unaudited	)
Cash and cash equivalents	$194,162		$193,067
Receivables	177,695		207,365
Inventories	98,366		97,973
Other current assets	28,191		28,648

Total current assets	498,414		527,053
Net property, plant, equipment and mine development	3,214,927		3,160,535
Notes receivable	—		69,540
Investments and other assets	63,203		52,908

Total assets	$3,776,544		$3,810,036

Accounts payable and accrued liabilities	$459,694		$409,284
Below market sales contracts acquired	44,787		70,917
Current portion of debt	1,182		3,329

Total current liabilities	505,663		483,530
Long-term debt, less current maturities	441,064		451,529
Below market sales contracts acquired, noncurrent	46,217		92,253
Other noncurrent liabilities	2,117,449		1,939,643

Total liabilities	3,110,393		2,966,955
Common stock, paid-in capital and retained earnings	1,051,181		1,150,776
Accumulated other comprehensive loss	(385,030)		(307,695)

Total stockholders’ equity	666,151		843,081

Total liabilities and stockholders’ equity	$3,776,544		$3,810,036

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2011 and 2010

(Dollars in thousands)

	Year Ended December 31,
	2011	2010
	(Unaudited)
Cash Flows from Operating Activities
Net Loss	$(115,489)	$(48,026)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	186,348	188,074
Sales contract accretion	(55,020)	(121,475)
Net gain on disposal or exchange of assets	(35,557)	(48,226)
Impairment charge	13,093	2,823
Changes in working capital and other	131,362	63,141

Net cash provided by operating activities	124,737	36,311

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(174,713)	(122,989)
Additions to advance mining royalties	(26,030)	(21,510)
Net cash paid in litigation settlement and asset acquisition	(14,787)	—
Proceeds from disposal or exchange of assets	6,928	1,766
Proceeds from notes receivable	115,679	33,100
Investment in joint ventures	—	(300)

Net cash used in investing activities	(92,923)	(109,933)

Cash Flows from Financing Activities
Proceeds from debt offering, net of discount	—	248,198
Deferred financing costs	(1,832)	(20,740)
Proceeds from coal reserve financing transaction	—	17,700
Long-term debt payments	(31,002)	(8,042)
Proceeds from employee stock programs	2,115	2,475

Net cash provided by (used in) financing activities	(30,719)	239,591

Net increase in cash and cash equivalents	1,095	165,969
Cash and cash equivalents at beginning of period	193,067	27,098

Cash and cash equivalents at end of period	$194,162	$193,067

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)

For the Three Months and Year Ended December 31, 2011 and 2010

(Dollars in thousands)

	Three Months Ended December 31,
	2011	2010
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(38,321)	$7,280
Depreciation, depletion and amortization	48,236	43,330
Asset retirement obligation expense	19,653	9,893
Sales contract accretion	(9,215)	(31,505)
Restructuring and impairment charge	13,234	169
Interest expense and other	9,637	16,640
Interest income	(75)	(3,012)
Income tax provision (benefit)	(11)	22

Adjusted EBITDA	$43,138	$42,817

	Three Months Ended December 31,
	2011	2010
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(115,489)	$(48,026)
Depreciation, depletion and amortization	186,348	188,074
Asset retirement obligation expense	81,586	63,034
Sales contract accretion	(55,020)	(121,475)
Restructuring and impairment charge	13,657	15,174
Interest expense and other	65,533	57,419
Interest income	(246)	(12,831)
Income tax provision	372	492

Adjusted EBITDA	$176,741	$141,861

Adjusted EBITDA, also referred to as EBITDA, is defined as net income (loss) before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and sales contract accretion. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.